Exhibit 3.1

AMENDMENTS TO STATEMENT OF DESIGNATIONS OF GLOBAL SHIP LEASE, INC. Reg. No. 28891

REPUBLIC OF THE MARSHALL ISLANDS REGISTRAR OF CORPORATIONS DUPLICATE COPY The original of this Document was FILED ON
NON RESIDENT
December 9, 2019

Charisma Tompkins Deputy Registrar

CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF DESIGNATION

8.75% SERIES B CUMULATIVE REDEEMABLE PERPETUAL PREFERRED SHARES

Global Ship Lease, Inc., a corporation organized and existing under the laws of the Republic of the Marshall Islands (the "Company"), does hereby certify pursuant to the provisions of the Business Corporations Act of the Republic of the Marshall Islands:

1. That a duly authorized committee of the Company's Board of Directors previously adopted a resolution on August 13, 2014 to create a series of preferred shares of the Company designated as "8.75% Series B Cumulative Redeemable Perpetual Preferred Shares" (the "Series B Preferred Shares").

2. That pursuant to resolutions adopted by the unanimous consent of the Board of Directors of the Company on November 26, 2019, the Certificate of Designation for the Series B Preferred Shares, dated August 19, 2014 (the "Certificate of Designation"), is amended as follows to increase the number of authorized Series B Preferred Shares:

The first sentence of Section 2 of the Certificate of Designation be and it hereby is deleted and replaced in its entirety as follows:

"The authorized number of shares of Series B Preferred Shares shall be 44,000 shares, subject to increase by filing a certificate of designation with respect to such additional shares."

3. All of the other provisions of the Certificate of Designation shall remain unchanged.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Designation as of the 9th day of December, 2019.

By:	/s/ Ian J. Webber
Name: Ian J. Webber
Title: Chief Executive Officer